                                                               EXHIBIT 12.1

               OLYMPUS COMMUNICATIONS, L.P. AND SUBSIDIARIES

             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                          (DOLLARS IN THOUSANDS)

                                         YEAR ENDED DECEMBER 31,
                               ------------------------------------------------
                                 1992      1993      1994      1995      1996
                               --------  --------  --------  --------  --------
Loss before Income Taxes,
  Extraordinary Loss and
   Cumulative Effect of
   Change in Accounting
   Principle.................  $(21,864) $(11,244) $(21,301) $(15,458) $(13,934)
Add: Fixed Charges, Excluding
   Capitalized Interest......    31,373    30,303    33,176    37,709    48,507
  Minority Interest in Net
   Loss of Subsidiary........        --        --        --        --      (401)
                               --------  --------  --------  --------  --------
Net Earnings Available for
 Fixed Charges...............  $  9,509  $ 19,059  $ 11,875  $ 22,251  $ 34,172
                               --------  --------  --------  --------  --------
Fixed Charges:
  Interest expense...........  $ 30,272  $ 29,470  $ 32,262  $ 36,718  $ 47,348
  Capitalized interest.......       436       436       391       346       346
  Amortization of debt
   issuance costs............       765       450       569       531       661
  Interest portion of rent
   expense...................       336       383       345       460       498
                               --------  --------  --------  --------  --------
Total Fixed Charges..........  $ 31,809  $ 30,739  $ 33,567  $ 38,055  $ 48,853
                               --------  --------  --------  --------  --------
Ratio of Earnings to Fixed
 Charges.....................        --        --        --        --        --
Deficiency in Earnings
 Required to Cover Fixed
 Charges.....................  $ 22,300  $ 11,680  $ 21,692  $ 15,804  $ 14,681
                               ========  ========  ========  ========  ========
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